Exhibit 5.1

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022-7650
+1 212 521 5400
Fax +1 212 521 5450
reedsmith.com

September 21, 2009

Talecris Biotherapeutics Holdings Corp.

P.O. Box 110526

4101 Research Commons

79 T.W. Alexander Drive

Research Triangle Park, North Carolina 27709

Ladies and Gentlemen:

We have acted as counsel for Talecris Biotherapeutics Holdings Corp., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) as described in the Registration Statement on Form S-1 (No. 333-144941) (the “Registration Statement”) originally filed by the Company on July 27, 2007, as thereafter amended or supplemented, with the Securities and Exchange Commission (the “Commission”).  The Shares to be issued and sold by the Company are referred to herein as the “Company Shares”, and the Shares to be sold by the selling stockholder identified in the Registration Statement, including Shares to cover over-allotments, if any, pursuant to the Registration Statement, are herein referred to as the “Secondary Shares”.

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.  As to questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon the foregoing, we are of the opinion that (a) the Company Shares have been duly and validly authorized for issuance and, when issued by the Company in accordance with the terms of the underwriting agreement, a form of which has been filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), and the documents contemplated thereby, and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be duly and legally issued, fully paid and nonassessable, and (b) the Secondary Shares have been duly and validly authorized for issuance and, when issued by the Company to the selling stockholder in exchange for convertible preferred stock as described in the Registration Statement, will be duly and legally issued, fully paid and nonassessable.

We do not express or purport to express any opinions with respect to laws other than the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law.

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OAKLAND • MUNICH • ABU DHABI • PRINCETON • NORTHERN VIRGINIA • WILMINGTON • SILICON VALLEY • DUBAI • CENTURY CITY • RICHMOND • GREECE

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm appearing under the caption “Validity of Common Stock” in the prospectus forming part of the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

REED SMITH LLP